EXHIBIT 99.3

M A C K – C A L I R E A L T Y C O R P O R A T I O N NEWS RELEASE For Immediate Release

Contacts:	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000	Andrew Siegel / Jonathan Keehner Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

MACK-CALI EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF NEW INDEPENDENT DIRECTOR

Edison, New Jersey—March 3, 2014—Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, today announced that it has appointed Jonathan Litt to its Board of Directors, effective immediately to serve as a Class I director with a term expiring at the Company’s Annual Meeting of Stockholders in 2016. Mr. Litt is the founder and chief investment officer of Land & Buildings Investment Management, LLC (“Land & Buildings”), a registered investment advisor specializing in publically traded real estate and real estate related securities. With the addition of Mr. Litt, Mack-Cali’s Board of Directors now comprises 11 directors, eight of whom are independent.

“We are pleased to welcome Jonathan to our Board of Directors and look forward to his contributions,” said William L. Mack, chairman of the Mack-Cali Board. “Our Board includes highly qualified professionals with expertise in a range of disciplines, and we believe Jonathan’s experience as a sell-side real estate analyst, buy-side investor, and Mack-Cali stockholder will be valuable. Mack-Cali remains focused on executing its strategic repositioning to diversify the Company and increase its focus on the multi-family apartment sector.”

“I am pleased to join the Mack-Cali Board of Directors,” said Mr. Litt. “Mack-Cali has a unique portfolio of superior properties and I look forward to working constructively with the other Board members to maximize shareholder value and close the meaningful discount to underlying net asset value.”

In connection with today’s announcement, Land & Buildings has entered into an agreement with Mack-Cali that includes customary standstill and voting covenants by Land & Buildings and its affiliates. The complete agreement will be included as an exhibit to Mack-Cali’s Annual Report on Form 10-K for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission.

Greenberg Traurig LLP is serving as legal advisor to the Company.

Jonathan Litt
Jonathan Litt has more than 22 years of experience as a global real estate strategist and an investor in both public real estate securities and direct property. Mr. Litt founded Land & Buildings in the summer of 2008. Previously, Mr. Litt was managing director and senior global real estate analyst at Citigroup where he was responsible for global property investment strategy. Before moving to the sell-side in 1994, Mr. Litt worked on the buy-side investing in public real estate securities and buying real property during his tenure at European Investors and BrookHill Properties, where his career began in 1988. Mr. Litt graduated from Columbia University in 1987 with a B.A. in economics and NYU's Stern School of Business in 1990 with an M.B.A in finance. He is also the president of a not-for-profit, the Children with Dyslexia Scholarship Fund, which provides children with scholarships to secondary schools that specialize in dyslexia.

About Mack-Cali Realty Corporation
Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 267 office and office/flex properties totaling approximately 31 million square feet and 12 multi-family rental properties containing over 3,600 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projects or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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